Exhibit 99.1

GAUCHO GROUP HOLDINGS, INC EXPANDS ARGENTINA REAL ESTATE DEVELOPMENT OPPORTUNITIES TO INCREASE REVENUES AND STOCKHOLDER VALUE

Recently Established Gaucho Development SRL to Develop Properties for the Commercial Rental Market

MIAMI, FL / OCTOBER 13, 2022 / Gaucho Group Holdings, Inc. (NASDAQ:VINO), a company that includes a growing collection of e-commerce platforms with a concentration on fine wines, luxury real estate, and leather goods and accessories (the “Company”), today announced the formation of Gaucho Development SRL, an Argentine holdings company slated to develop the Company’s recently acquired land holdings in the commercial and business districts of San Rafael, Mendoza and Córdoba. The Company estimates potential rental income of more than USD 260,000 annually, once development is complete.

As previously announced, last year the Company purchased land holdings in Argentina in an all-stock transaction valued at approximately $2.4 million. One of the property lots is located in the San Rafael, Mendoza region of Argentina, and the other is located in the country’s second largest city of Córdoba, with the estimated fair market value of the combined properties totaling approximately $2.4 million. Both properties are also located on major thoroughfares, seeing significant foot and street traffic, and both with ample parking, a feature considered a rare benefit in Argentine cities.

Scott Mathis, CEO & Chairman of Gaucho Holdings commented, “We’ve already secured our first tenant (a well-known, multi-unit business that has demonstrated a long operating history in Argentina) with a ten-year lease at our San Rafael location. As part of the same property that is yet to be developed, there’s an adjacent area on which we intend to build a two-floor business center and commercial marketplace containing six units on the ground floor and two units on the top. Similarly, at our Córdoba property, we intend to develop a two-floor business center and marketplace containing four units on the ground level and five units on the upper level. As both these locations offer ample customer parking, generally a rare feature in Argentine cities, we believe we can set a premium on rental asking prices. Additionally, when we factor in an estimated inflationary increase annually, the numbers year-over-year may be significantly higher. We believe the valuation of the real estate was temporarily lowered because of the Covid crisis, which could allow for substantial appreciation in the years ahead.”

“Argentina’s challenging economic environment certainly has its negatives, but it can also provide extraordinary opportunities. It may serve us well to build in Argentine pesos, at the equivalent of USD 70 per sq ft—which includes paying labor in the devalued peso, and then further benefit from that scenario by leasing those properties in U.S. dollars. Our goal and model is to attempt to ‘produce in pesos, then sell in USD’ as much as we can. We believe we can duplicate this same model throughout Argentina’s biggest cities, such as Córdoba as well as Buenos Aires, for which we’ve already targeted multiple prime locations. One of our biggest strengths may ultimately be having the ability to leverage opportunities such as this because of our local, on-the-ground experience. Over the next 36 months, our goal is to invest 30 million USD under this same scenario. We are excited about the long-term opportunities this model may provide.”

Algodon’s Chief Operating Officer, Sergio Manzur Odstrcil, commented; “Due to the current USD to Peso conversion rates and its effect on labor and some materials costs, we are seeing historic lows in building costs—at values we have not seen in 30 years, so now is the time to build. We estimate it may cost approximately USD 650 per sq m (USD 60 per sq ft) to build these commercial business centers which, when combined, total approximate 2150 sq m (23,142 sq ft). We believe with the potential rental income we could make back our building costs in a matter of just a few years.”

About Gaucho Group Holdings, Inc.

For more than ten years, Gaucho Group Holdings, Inc.’s (gauchoholdings.com) mission has been to source and develop opportunities in Argentina’s undervalued luxury real estate and consumer marketplace. Our company has positioned itself to take advantage of the continued and fast growth of global e-commerce across multiple market sectors, with the goal of becoming a leader in diversified luxury goods and experiences in sought after lifestyle industries and retail landscapes. With a concentration on fine wines (algodonfinewines.com & algodonwines.com.ar), hospitality (algodonhotels.com), and luxury real estate (algodonwineestates.com) associated with our proprietary Algodon brand, as well as the leather goods, ready-to-wear and accessories of the fashion brand Gaucho – Buenos Aires® (gaucho.com), these are the luxury brands in which Argentina finds its contemporary expression.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, changes to exchange rates and their impact on the Company, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.

Media Relations:

Gaucho Group Holdings, Inc.

Rick Stear

Director of Marketing

212.739.7669

rstear@gauchoholdings.com